FOR IMMEDIATE RELEASE

Spartan Motors Announces New President of Road Rescue Unit

CHARLOTTE, Michigan, January 10, 2005 - Spartan Motors, Inc. (NASDAQ: SPAR) today announced it has named Randy Knors as President of Road Rescue, Inc., Spartan's Marion, S.C.-based subsidiary and a leading engineer and manufacturer of modular ambulances and specialty vehicles.

The Charlotte, Mich.-based manufacturer of custom motorhome chassis, fire truck chassis and emergency-rescue vehicles said Knors was previously Vice President of Operations at Spartan Chassis, the largest and most profitable subsidiary of Spartan Motors. Knors joined Spartan Chassis in 2002 as Executive Director of Operations and was promoted in June 2004 to Vice President of Operations.

At Spartan Chassis, he was instrumental in implementing such key initiatives as lean manufacturing processes, the "War on Waste" program and driving consecutive years of return on invested capital of greater than 20 percent through the SPAR (Spartan Profit and Return) program. Knors brings more than 25 years of engineering, manufacturing and management experience to Road Rescue, including 20 years of operations management experience in the automotive industry.

"Randy's two decades of experience in implementing manufacturing excellence and his diverse background in manufacturing operations, engineering and leadership should have an immediate impact on accelerating the productivity and efficiency improvements we have seen at Road Rescue over the last four months," said John Sztykiel, CEO of Spartan Motors. "His prior experience and successes at Spartan Chassis will help him hit the ground running as we work to align all three Spartan Motors subsidiaries closer together for greater gains.

"We are also excited as this demonstrates the growing depth of leadership within Spartan Motors, as we have a transition plan already in process and expect no loss of efficiency in the operations of Spartan Chassis."

Prior to his experience at Spartan Chassis, Knors was Vice President of North American Operations for Rochester Hills, Mich.-based Eagle Ottawa, a leader in the manufacture and marketing of top-grain upholstery leather for the automotive industry. At Eagle Ottawa, Knors managed the daily operations of seven plants, including three plants in Mexico and more than 3,400 personnel. Prior to this position, Knors held numerous plant manager and production manager positions in a 15-year tenure with Tenneco Automotive, one of the nation's leading Tier 1 auto suppliers. An engineer by trade, Knors holds a bachelor's degree in science for industrial technology from the University of Wisconsin.

About Road Rescue:
Established in 1976, Road Rescue, Inc. (www.roadrescue.com) designs and manufactures custom modular ambulances and specialty vehicles. The Road Rescue™ brand name means high quality, innovation and customer care for emergency vehicle personnel throughout North America. Road Rescue vehicles are sold through a dealer network that covers the United States and Canada. Road Rescue is a subsidiary of Spartan Motors, Inc. (Nasdaq: SPAR).

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About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures custom chassis and vehicles for the recreational vehicle, fire truck, ambulance and emergency-rescue markets. The Company's brand names - SpartanTM, Crimson FireTM, Crimson Fire AerialsTM, and Road RescueTM - are known in their market niches for quality, value, service and being the first to market with innovative products. The Company employs approximately 900 at facilities in Michigan, Alabama, Pennsylvania, South Carolina, and South Dakota. Spartan Motors is publicly traded on The Nasdaq Stock Market under the ticker symbol SPAR.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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CONTACT:
John Sztykiel, CEO, or Jim Knapp, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert, Ryan McGrath Lambert, Edwards & Associates, Inc. (616) 233-0500 / mail@lambert-edwards.com